Page 1 -- DRAFT VERSION -- FOR DISCUSSION PURPOSES ONLY
Oppenheimer Trinity Growth Fund
Oppenheimer Large Cap Growth Fund
May __, 2001 -- DRAFT DATE:  5/31/01 -- DRAFT TIME:  2:58 PM

                                   DRAFT VERSION - FOR DISCUSSION PURPOSES ONLY
                                     DRAFT DATE: 5/31/01 - DRAFT TIME: 2:58 PM
I:\LEGAL\N1A\775_(LargeCapGrowth)\775-341OPINION.DOC
May __, 2001

Oppenheimer Trinity Growth Fund
Two World Trade Center
New York, New York  10048-0203

Oppenheimer Large Cap Growth Fund
Two World Trade Center
New York, New York 10048-0203

Ladies & Gentlemen:

REORGANIZATION OF OPPENHEIMER TRINITY GROWTH FUND INTO OPPENHEIMER LARGE CAP GROWTH FUND -
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You have requested the opinion of KPMG LLP ("KPMG") as to certain U.S. federal income tax consequences in connection with the Agreement and Plan of Reorganization, dated April 12, 2001 (the "Plan"), between Oppenheimer
Trinity Growth Fund (the "Target Fund"), and Oppenheimer Large Cap Growth Fund (the "Acquiring Fund") pursuant to which:  (i) Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for voting shares of
Acquiring Fund; (ii) Acquiring Fund will assume the identified liabilities of Target Fund as listed on Target
Fund's Statement of Net Assets as of May __, 2001 (i.e., the "Closing Date" of this transaction); (iii) Target Fund will distribute to its shareholders all of the voting shares received from Acquiring Fund; and (iv) Target Fund will be liquidated (the aforementioned items (i), (ii), (iii), and (iv) hereinafter collectively referred to as the
"Transaction").  Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Plan in connection with the rendering of this opinion KPMG  relating to the
Transaction (the "Registration Statement") and the Plan.  In addition, KPMG has reviewed and relied upon the representations made by Target Fund, and Acquiring Fund in their respective Representation Letters, dated May __,
2001 (collectively, the "Representations").

FACTS AND ASSUMPTIONS

Target Fund, a Massachusetts business trust, was organized on May 6, 1999.  Acquiring Fund was organized as a
Massachusetts business trust on January 14, 1998 under the name "Oppenheimer Institutional Growth Fund."  On April
27, 1998, the name of Acquired Fund was changed to "Oppenheimer Large Cap Growth Fund."  Both Target Fund and
Acquiring Fund have individually qualified and are expected to qualify as regulated investment companies ("RICs")
within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for all prior years and the current year.

Both Target Fund and Acquiring Fund currently maintain five classes of common shares.  Neither Target Fund nor
Acquiring Fund permit cumulative voting.  Class A shares of Target Fund are subject to a 5.75% front-end sales charge and 12b-1 service plan fees equal to 0.25% of average annual net assets of Class A shares.  Class B shares of Target Fund are subject to a maximum contingent deferred sales charge of 5.00% as well as an annual 0.75%
asset-based sales charge.  Class C shares of Target Fund are subject to a maximum contingent deferred sales charge of 1.00% as well an annual 0.75% asset-based sales charge.  Class N shares of Target Fund are subject to a maximum contingent deferred sales charge of 1.00% as well as an annual 0.25% asset-based sales charge.  Finally, Class Y shares of Target Fund are not subject to any sales charges, and are offered to certain institutional investors under special agreement with the distributor of the Target Fund's shares.

Class A shares of Acquiring Fund are subject to a 5.75% front-end sales charge and 12b-1 service plan fees equal to
0.25% of average annual net assets of Class A shares.  Class B shares of Acquiring Fund are subject to a maximum contingent deferred sales charge of 5.00% as well as an annual 0.75% asset-based sales charge.  Class C shares of
Acquiring Fund are subject to a maximum contingent deferred sales charge of 1.00% as well an annual 0.75%
asset-based sales charge.  Class N shares of Acquiring Fund are subject to a maximum contingent deferred sales charge of 1.00% as well as an annual 0.25% asset-based sales charge.  Finally, Class Y shares of Acquiring Fund are not subject to any sales charges, and are offered to certain institutional investors under special agreement with the distributor of the Acquiring Fund's shares.

For what has been represented by Target Fund and Acquiring Fund to be valid business reasons, the following transaction is proposed:

1.       Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for voting shares of
                Acquiring Fund and the assumption by Acquiring Fund of the liabilities of Target Fund;

2.       Target Fund will distribute the voting shares of Acquiring Fund received in the exchange to its shareholders in exchange for their shares in Target Fund; and

3.       Target Fund will liquidate and dissolve in accordance with the laws of Massachusetts, and terminate its registration under the Investment Company Act of 1940, as amended (the "1940 Act.").

Acquiring Fund may sell up to 66 percent of the assets received in the Transaction to unrelated purchasers and will reinvest any proceeds of such sales consistent with its investment objectives and policies.

REPRESENTATIONS

The following representations have been made in connection with the Transaction:

(a)      Each shareholder of Target Fund will receive in the Transaction solely voting shares of Acquiring Fund in exchange for shares of Target Fund.

(b)      The fair market value of the voting shares of Acquiring Fund received by each shareholder of Target Fund will be approximately equal to the fair market value of the shares of Target Fund exchanged therefor.

(c)      Neither Acquiring Fund (in its capacity as the issuing corporation as defined in Section 1.368-1(b) of the
        Income Tax Regulations (the "Regulations")) nor any person related to Acquiring Fund, as defined in Section
        1.368-1(e)(3) of the Regulations, has or will have (at the time of the Transaction) a plan or intention to acquire, during the five year period beginning on the date of the Transaction with consideration other than
        Acquiring Fund shares, or redeem any of the Acquiring Fund shares issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person (other than redemptions made pursuant to Section 22(e) of 1940 Act.
(d)      During the five-year period ending on the date of the Transaction, neither Target Fund nor any person related to Target Fund (as defined in Section 1.368-1(e)(3) of the Regulations and without regard to Section
        1.368-1(e)(3)(i)(A) of the Regulations) will have directly or through any transaction, agreement or arrangement with any other person, (1) acquired Target Fund shares with consideration other than solely voting shares of
        Acquiring Fund or Target Fund (other than redemptions of Target Fund shares made pursuant to Section 22(e) of the 1940 Act), or (2) made distributions with respect to Target Fund shares (other than distributions made in the ordinary course of business by Target Fund pursuant to the 1940 Act) except for distributions described in
        Sections 852 and 4982 of the Code, as required for the Target Fund's tax treatment as a RIC.  Therefore, Target
        Fund shareholders will not have received consideration before the Transaction (either in redemption of, or a distribution with respect to, Target Fund shares) that would be treated as other property or money received in the Transaction for purposes of Section 356 of the Code (or would be so treated if Target Fund shareholders had received Acquiring Fund shares in exchange for Target Fund shares).

(e)      During the five-year period ending on the date of the Transaction, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in Section 1.368-1(e)(3) of the Regulations) will have acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares with consideration other than voting shares of Acquiring Fund.

(f)      The aggregate value of acquisitions, redemptions, and distributions described in paragraphs (c), (d), and
        (e), above will not exceed 50 percent of the value (without giving effect to the acquisitions, redemptions, and distributions) of the proprietary interest in Target Fund on the effective date of the Transaction.

(g)      The five classes of common shares issued by Acquiring Fund are substantially similar to the corresponding five classes of common shares issued by Target Fund.

(h)      Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the
        Transaction.  For purposes of this representation, (1) amounts paid by Target Fund out of the assets of
        Target Fund to Target Fund shareholders in redemption of Target Fund shares (other than redemptions made pursuant to Section 22(e) of the 1940 Act), or as distributions with respect to Target Fund shares (other than distributions made in the ordinary course of business by Target Fund pursuant to the 1940 Act) either directly or indirectly through any transaction, except for distributions described in Sections 852 and 4982 of the Code, as required for Target Fund's tax treatment as a RIC, and regular, normal dividends), and (2)
        amounts used by Target Fund to pay its Transaction expenses will be included as assets of Target Fund held immediately prior to the Transaction.

(i)      Target Fund will distribute the voting shares of Acquiring Fund it receives in the Transaction in pursuance of the Plan.

(j)      After the Transaction, Acquiring Fund will use the assets acquired from the Target Fund in its business, except that a portion of these assets may be sold or otherwise disposed of in the ordinary course of Acquiring
        Fund's business.  Any proceeds will be invested in accordance with Acquiring Fund's investment objectives.
        Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Target Fund acquired in the Transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(k)      Acquiring Fund will assume all of Target Fund's liabilities identified on Target Fund's Statement of Net
        Assets as of the Closing Date, and such liabilities were or will have been incurred by Target Fund in the ordinary course of business.  No other person related to Acquiring Fund will assume any Target Fund liability in the Transaction.

(l)      The liabilities of Target Fund to be assumed by Acquiring Fund and the liabilities to which the transferred assets of the Target Fund will be subject will have been incurred by Target Fund in the ordinary course of its business.

(m)      Following the Transaction, Acquiring Fund will continue the historical business of Target Fund or use a significant portion of the Target Fund's historical business assets in a business.

(n)      Target Fund and Target Fund shareholders, respectively, will pay their own expenses that are solely and directly related to the Transaction, if any, incurred in connection with the Transaction whether or not the
        Transaction is consummated.  Acquiring Fund will pay its expenses that are solely and directly related to the
        Transaction, if any, incurred in connection with the Transaction whether or not the Transaction is consummated.
        Neither Acquiring Fund nor Acquiring Fund shareholders will pay the expenses of either Target Fund or of Target
        Fund shareholders.  For purposes of this representation, the term "expenses that are solely and directly related to the Transaction" include, but are not limited to legal and accounting expenses, appraisal fees, administrative costs directly related to the Transaction (such as those incurred for printing, clerical work, telephone and telegraph), security underwriting and registration fees and expenses, transfer taxes, and transfer agent fees and expenses.  The same term will not include any expense which, if paid, would prohibit the
        Transaction from being solely for voting shares of Acquiring Fund as described in Rev. Rul. 73-54, 1973-1 C.B.
        187.  Examples of such prohibited expenses are fees incurred for investment or estate planning advice and those incurred by an individual shareholder, or group of shareholders, for legal, accounting or investment advice or counsel pertaining to participation in, or action with respect to, the Transaction.

(o)      There will be no intercorporate indebtedness existing at the time of the Transaction between Acquiring Fund and Target Fund that will have been issued, acquired, or settled at a discount.

(p)      The fair market value of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities assumed by Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets are subject.

(q)      Acquiring Fund and Target Fund have each qualified, and will qualify at the time of the Transaction, as a regulated investment company within the meaning of Sections 368(a)(2)(F) and 851 of the Code.  After the
        Transaction, Acquiring Fund intends to continue to so qualify.

(r)      Neither Acquiring Fund nor Target Fund will have acquired any options, warrants, or rights with respect to
        Target Fund shares pursuant to the Transaction.

(s)      Target Fund is not and will not be under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(t)      Target Fund will have at the time of the Transaction no options, warrants or rights outstanding with respect to its shares.  Target Fund will not have redeemed any options, warrants, or rights with respect to its shares pursuant to the Transaction.

(u)      Target Fund has not filed an election pursuant to Notice 88-19, 1988-1 C.B. 486, or Section 1.337(d)-5T of
        the Temporary Income Tax Regulations, to be subject to rules similar to the rules of Section 1374 of the
        Code with respect to any net built-in gain on any assets acquired from another corporation.

SCOPE OF OPINIONS

The opinions expressed herein are rendered only with respect to the specific matters discussed herein.  We express no opinion with respect to any other federal or state income tax or legal aspect of the Transaction and no inference should be drawn with respect to any matter not expressly opined upon.

Our opinions are based upon the Facts and Assumptions and Representations set forth above.  If any of the above-stated
facts, assumptions, or Representations are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions.  In rendering our opinions, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter.  However, all the foregoing authorities are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions that can be retroactive in effect and, therefore, could also affect our opinions.  We assume no responsibility to update our opinions for any such change or modification.  The opinions contained herein are not binding upon the Internal Revenue
Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

To the best of our knowledge (including such due diligence as we have performed), our opinions are not based on unreasonable factual or legal assumptions (including assumptions as to future events) and we have not unreasonably relied on the Representations, statements, findings, or agreements of any person.

In connection with the rendering of these opinions we have reviewed the Registration Statement including the Plan.
We have not made any independent investigation of the FACTS AND ASSUMPTIONS or the REPRESENTATIONS involved in the
Transaction discussed herein.  We have not examined any agreement to determine whether it complies with applicable federal, state, or local law.  We have assumed that all actions required to effect the Transaction have been, are, and will be effectuated in accordance with applicable federal, state, and local law and the terms of any relevant agreements.

The opinions expressed herein are for the exclusive benefit of Target Fund, Acquiring Fund, and their respective shareholders and may not be relied upon for any other purpose, or used, circulated, quoted or relied upon by any other person or entity without our prior written consent.

OPINIONS

Based upon the FACTS AND ASSUMPTIONS and REPRESENTATIONS as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, it is the opinion of KPMG that the following federal income tax consequences will result from the Transaction:

(1)      The acquisition by Acquiring Fund of substantially all of the assets of Target Fund, solely in exchange for the voting shares of Acquiring Fund and the assumption of the identified liabilities of Target Fund by
         Acquiring Fund, followed by the distribution by Target Fund of the shares of Acquiring Fund in complete liquidation to the shareholders of Target Fund in exchange for their Target Fund shares, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code.  Target Fund and Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

(2)      Target Fund's shareholders will not recognize gain or loss on their receipt of solely voting shares of
         Acquiring Fund in exchange for the voting shares of Target Fund pursuant to the Transaction in accordance with Section 354(a)(1) of the Code.

(3)      Target Fund will not recognize gain or loss on the transfer of all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of Target Fund liabilities pursuant to the Transaction in accordance with Sections 361(a) and 357(a) of the Code.

(4)      Target Fund will not recognize gain or loss on its distribution of voting shares of Acquiring Fund to its shareholders pursuant to the liquidation of Target Fund in accordance with Section 361(c) of the Code.

(5)      Acquiring Fund will not recognize gain or loss on its acquisition of all of the assets of Target Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of Target
         Fund's liabilities in accordance with Section 1032(a) of the Code.

(6)      The basis of the voting shares of Acquiring Fund received by Target Fund's shareholders pursuant to the
         Transaction will equal the basis of the voting shares of Target Fund surrendered in exchange therefor in accordance with Section 358(a)(1) of the Code.

(7)      The holding period of the voting shares of Acquiring Fund received by a Target Fund shareholder pursuant to the Transaction will include the period that the shareholder held the voting shares of Target Fund exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the
         Transaction in accordance with Section 1223(1) of the Code.

(8)      Acquiring Fund's basis in the assets of Target Fund received pursuant to the Transaction will equal Target
         Fund's basis in the assets immediately before the Transaction in accordance with Section 362(b) of the Code.

(9)      Acquiring Fund's holding period in Target Fund assets received pursuant to the Transaction will include the period during which Target Fund held the assets in accordance with Section 1223(2) of the Code.

(10)     Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c)
         of the Code, including the earnings and profits, or deficit in earnings and profits, of Target Fund as of the date of the Transaction. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable Regulations thereunder.

Very truly yours,

KPMG LLP

Jeffrey S. Sion
Managing Director